FINANCIAL PRODUCTS

Pricing Supplement No. U6445

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-B dated June 18, 2020,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 January 31, 2022
$1,049,000 Contingent Coupon Autocallable Yield Notes due August 3, 2023 Linked to the Performance of the Lowest Performing of the S&P 500® Index and the Russell 2000® Index
•	The securities do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.
•	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $24.125 (equivalent to approximately 9.65% per annum) per $1,000 principal amount of securities. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Contingent coupons should not be viewed as ordinary periodic interest payments.
•	If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made in respect of such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment if a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level.
•	Senior unsecured obligations of Credit Suisse maturing August 3, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities was determined on January 31, 2022 (the “Trade Date”), and the securities are expected to settle on February 3, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$11.50	$988.50
Total	$1,049,000	$10,423.50	$1,038,576.50

(1) Certain fiduciary accounts may pay a purchase price of at least $988.50 per $1,000 principal amount of securities.

(2) We or any Agent (as defined in “Supplemental Plan of Distribution (Conflicts of Interest)”) will pay varying discounts and commissions of up to $11.50 per $1,000 principal amount of securities, for total discounts and commissions of $10,423.50. The Agents will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $973.10 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse     Incapital LLC

January 31, 2022

Key Terms

___________

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlyings

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level, Coupon Barrier Level and Autocall Level:

Underlying	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level	Autocall Level
S&P 500® Index	SPX <Index>	4515.55	3386.6625 (75% of Initial Level)	3386.6625 (75% of Initial Level)	4515.55 (100% of Initial Level)
Russell 2000® Index	RTY <Index>	2028.453	1521.33975 (75% of Initial Level)	1521.33975 (75% of Initial Level)	2028.453 (100% of Initial Level)

Contingent Coupons

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Contingent Coupon Amount on the immediately following Contingent Coupon Payment Date. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Contingent Coupon Amount

$24.125 (equivalent to approximately 9.65% per annum) per $1,000 principal amount of securities.

Coupon Barrier Event

A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.

Redemption Amount

If these securities have not been previously automatically redeemed, the Redemption Amount you will receive at maturity will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount will be determined as follows:

Contingent Coupon Autocallable Yield Notes          1

•	If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of any Underlying.

•	If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Security Performance Factor. In this case, the maximum Redemption Amount will equal $1,000. Therefore, unless the Final Level of each of the Underlyings is greater than or equal to its Initial Level, the Redemption Amount will be less than $1,000 per $1,000 principal amount of securities. You could lose your entire investment.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Automatic Redemption

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and the contingent coupon payable on the immediately following Contingent Coupon Payment Date (the “Automatic Redemption Date”). No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its respective Autocall Level.

Knock-In Event

A Knock-In Event will occur if, on any trading day during the Observation Period, the closing level of any Underlying is less than its Knock-In Level.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is equal to the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying.

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level - Initial Level

Initial Level

Initial Level

For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Observation Period

The period from but excluding the Trade Date to and including the Valuation Date.

Trade Date	January 31, 2022
Settlement Date	Expected to be February 3, 2022
Valuation Date	July 31, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	August 3, 2023	Subject to postponement as set forth in any accompanying product supplement under

Contingent Coupon Autocallable Yield Notes          2

“Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553PDN6

Key Dates

Each Observation Date, Autocall Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates
April 28, 2022		May 3, 2022
July 29, 2022	July 29, 2022	August 3, 2022
October 31, 2022	October 31, 2022	November 3, 2022
January 31, 2023	January 31, 2023	February 3, 2023
April 28, 2023	April 28, 2023	May 3, 2023
Valuation Date		Maturity Date

Contingent Coupon Autocallable Yield Notes          3

Additional Terms Specific to the Securities

___________

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•    Product Supplement No. I-B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Contingent Coupon Autocallable Yield Notes          4

Hypothetical Redemption Amounts and Total Payments on the Securities

___________

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and corresponding Security Performance Factors and, in the case of Table 3, total contingent coupons payable over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below make the following assumptions and assume the securities are not automatically redeemed prior to maturity. The actual Contingent Coupon Amount and Knock-In Levels are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities, if any, will depend on the number of Coupon Barrier Events that have occurred over the term of the securities, whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable, and no further payments will be made in respect of the securities. You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Knock-In Level	For each Underlying, 75% of its Initial Level
Coupon Barrier Level	For each Underlying, 75% of its Initial Level
Contingent Coupon Amount	$23.75 per $1,000 principal amount of securities

Contingent Coupon Autocallable Yield Notes          5

TABLE 1: A Knock-In Event HAS NOT occurred

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000	(See Table 3 below)
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
-10%	-10%	$1,000
-20%	-20%	$1,000
-25%	-25%	$1,000

TABLE 2: A Knock-In Event HAS occurred

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000	(See Table 3 below)
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
-10%	-10%	$900
-20%	-20%	$800
-30%	-30%	$700
-40%	-40%	$600
-50%	-50%	$500
-60%	-60%	$400
-70%	-70%	$300
-80%	-80%	$200
-90%	-90%	$100
-100%	-100%	$0

Contingent Coupon Autocallable Yield Notes          6

TABLE 3:

The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$142.50
A Coupon Barrier Event occurs on 1 Observation Date	$118.75
A Coupon Barrier Event occurs on 2 Observation Dates	$95.00
A Coupon Barrier Event occurs on 3 Observation Dates	$71.25
A Coupon Barrier Event occurs on 4 Observation Dates	$47.50
A Coupon Barrier Event occurs on 5 Observation Dates	$23.75
A Coupon Barrier Event occurs on 6 Observation Dates	$0.00

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons payable on the securities.

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	The Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has occurred because, on a trading day during the Observation Period, the closing level of an Underlying is less than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
Underlying A	100% of Initial Level	110% of Initial Level
Underlying B	40% of Initial Level	60% of Initial Level

Because the closing level of an Underlying on a trading day during the Observation Period is less than its Knock-In Level, a Knock-In Event has occurred. Underlying B is the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying = the lesser of (i) zero and (ii) -40% = -40%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 0.60 = $600

Even though the Final Level of an Underlying is above its Initial Level, you will not participate in such appreciation of such Underlying and your return will be based solely on the Lowest Performing Underlying.

2.	The Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has occurred because, on a trading day during the Observation Period, the closing level of an Underlying is less than its Knock-In Level.

Contingent Coupon Autocallable Yield Notes          7

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
Underlying A	40% of Initial Level	110% of Initial Level
Underlying B	80% of Initial Level	75% of Initial Level

Because the closing level of an Underlying on a trading day during the Observation Period is less than its Knock-In Level, a Knock-In Event has occurred. Underlying B is the Lowest Performing Underlying, even though its closing level on any trading day during the Observation Period is never less than its Knock-In Level.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying = the lesser of (i) zero and (ii) -25% = -25%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 0.75 = $750

Even though the Final Level of an Underlying is above its Initial Level, you will not participate in such appreciation of such Underlying and your return will be based solely on the Lowest Performing Underlying.

3.	The Final Level of each Underlying is greater than its Initial Level and a Knock-In Event has occurred because, on a trading day during the Observation Period, the closing level of an Underlying is less than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
Underlying A	90% of Initial Level	110% of Initial Level
Underlying B	40% of Initial Level	120% of Initial Level

Since the closing level of an Underlying on a trading day during the Observation Period is less than its Knock-In Level, a Knock-In Event has occurred. Even though a Knock-In Event has occurred, the Redemption Amount equals $1,000 because the Final Level of each Underlying is greater than its Initial Level. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

4.	The Final Level of each Underlying is greater than its Initial Level and a Knock-In Event has not occurred because, on every trading day during the Observation Period, the closing level of every Underlying is equal to or greater than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
Underlying A	90% of Initial Level	105% of Initial Level
Underlying B	80% of Initial Level	110% of Initial Level

Since the closing level of each Underlying on any trading day during the Observation Period was never less than its Knock-In Level, a Knock-In Event has not occurred.

Contingent Coupon Autocallable Yield Notes          8

Therefore, the Redemption Amount equals $1,000. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

5.	The Final Level of each Underlying is less than its Initial Level and a Knock-In Event has not occurred because, on every trading day during the Observation Period, the closing level of every Underlying is equal to or greater than its Knock-In Level.

Underlying	Lowest closing level of the Underlying during the Observation Period	Final Level
Underlying A	85% of Initial Level	90% of Initial Level
Underlying B	80% of Initial Level	80% of Initial Level

Since the closing level of each Underlying on any trading day during the Observation Period was never less than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Contingent Coupon Autocallable Yield Notes          9

Selected Risk Considerations

___________

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY

The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS

Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. Instead, the number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities. This is because the closing levels of the Underlyings will determine (i) the number of Coupon Barrier Events that occur and (ii) whether and when the securities are automatically redeemed. No contingent coupon will be paid with respect to any Observation Date on which a Coupon Barrier Event occurs. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities.

The number of contingent coupons you will be paid, if any, could also be limited by the Automatic Redemption feature of the securities. If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made with respect to the securities following an Automatic Redemption. Therefore, if the securities are automatically redeemed, you will not have the opportunity to receive further contingent coupons.

In addition, if interest rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or

Contingent Coupon Autocallable Yield Notes          10

all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

Because the number of contingent coupons is variable and may be zero, the securities are not a suitable investment for investors who require regular fixed income payments.

WHETHER A CONTINGENT COUPON IS PAID ON A CONTINGENT COUPON PAYMENT DATE WILL DEPEND ON THE CLOSING LEVELS OF THE UNDERLYINGS ON THE RELATED OBSERVATION DATE

Whether a contingent coupon will be paid on a Contingent Coupon Payment Date will depend on the closing levels of the Underlyings on the immediately preceding Observation Date. As a result, you will not know whether you will receive a contingent coupon until shortly before the relevant Contingent Coupon Payment Date. Moreover, if the closing level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive the contingent coupon with respect to such Observation Date, even if the closing level of such Underlying was higher than its Coupon Barrier Level on other days during the relevant period.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than (i) its Coupon Barrier Level on any Observation Date or (ii) its Knock-In Level on any trading day during the Observation Period and its Final Level could be less than its Initial Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Knock-In Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Knock-In Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

AN AUTOMATIC REDEMPTION WOULD ELIMINATE YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on that Contingent Coupon Payment Date. No further payments will be made with respect to the securities following an Automatic Redemption.

Further, lower Autocall Levels relative to Coupon Barrier Levels will increase the likelihood of an Automatic Redemption and therefore could limit your opportunity to be paid contingent coupons. Because the number of contingent coupons you receive over the term of securities, if any, will depend on (i) the number of Coupon Barrier Events that occur and (ii) whether and when an Autocall Event occurs, relatively lower Autocall Levels will narrow the range of possible closing levels of the Underlyings at which you will receive the contingent coupon on any particular Contingent Coupon Payment Date and the securities will remain outstanding until at least the next Contingent Coupon Payment Date. If the closing level of each Underlying on an Observation Date that is also an Autocall Observation Date is greater than or equal to its respective

Contingent Coupon Autocallable Yield Notes          11

Coupon Barrier Level, you will receive the Contingent Coupon on the related Contingent Coupon Payment Date, but the securities will only remain outstanding in the event that the closing level of each Underlying is also less than its respective Autocall Level. The lower the Autocall Levels are, the less likely it is that the securities will remain outstanding.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying, (ii) a Knock-In Event occurs with respect to at least one of the Underlyings and (iii) if a Knock-In Event has occurred, the Final Level of at least one of the Underlyings will be less than its Initial Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES

The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of the equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade in instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition

Contingent Coupon Autocallable Yield Notes          13

to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlyings;

•	interest and yield rates in the market generally;

•	investors' expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers' valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

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SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

___________

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Historical Information

___________

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 3, 2017 through January 31, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the S&P 500® Index and the Russell 2000® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The closing level of the S&P 500® Index on January 31, 2022 was 4515.55.

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The closing level of the Russell 2000® Index on January 31, 2022 was 2028.453.

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United States Federal Tax Considerations

___________

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments

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linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

___________

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU and Incapital LLC (each, an “Agent” and, collectively, the “Agents”) and the Agents have agreed to buy, severally and not jointly, the respective principal amounts of the securities set forth below opposite their names.

Agent	Principal Amount of Securities
Credit Suisse Securities (USA) LLC	$999,000
Incapital LLC	$50,000

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive varying discounts and commissions of up to $11.50 per $1,000 principal amount of securities, for total discounts and commissions of $10,423.50. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. The Agents will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Validity of the Securities

___________

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated October 29, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated October 29, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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